WELCOME TO THE 2012 ANNUAL MEETING OF SHAREHOLDERS OceanFirst Financial Corp. MAY 10, 2012 Exhibit 99.1

OceanFirst Financial Corp.
This presentation contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company.  These forward-looking statements are generally identified by use of the words “believe”, “expect”,
“intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve
System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  The Company does not undertake – and specifically disclaims any obligation –  to publicly release the result of any revisions which may be made to any forward-
looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Earnings Per Share - $1.14
Cash Dividends Paid to Shareholders
$8.8 million
42% of earnings
Capital Ratio Growth (% Assets)
9.10% 12/31/10
9.42% 12/31/11
9.75% 03/31/12
Record Setting $20.8 Million Net Income in 2011

First Quarter 2012 Earnings
$5.6 Million - 31 per share
Beating consensus analyst estimates
OCFC Share Price Performance
Only +1.6% during 2011
+11.2% thru May 9, 2012
Total Average Shareholder Return
1
5.3% in 2011
Top quartile of our peers
Strong Start in 2012 Brings Market Recognition
1
December 2010 to December 2011

OUTLOOK FOR THE FUTURE Building Shareholder Value

Extraordinary Community Banking

The 5 C’s

The “5 C’s” of OceanFirst’s Plan Compliance

The “5 C’s” of OceanFirst’s Plan Compliance Cost Management

The “5 C’s” of OceanFirst’s Plan Compliance Cost Management Credit Quality

The “5 C’s” of OceanFirst’s Plan Compliance Cost Management Credit Quality Capital

The “5 C’s” of OceanFirst’s Plan Capital: Its Effect on Book Value $8.50 $9.00 $9.50 $10.00 $10.50 $11.00 $11.50 $12.00 2009 2010 2011

The “5 C’s” of OceanFirst’s Plan Compliance Cost Management Credit Quality Capital Customer

Conclusion Staying on Our Plan Improving Every Day

QUESTIONS AND ANSWERS

THANK YOU FOR ATTENDING THE 2012 ANNUAL MEETING OF SHAREHOLDERS OceanFirst Financial Corp.